Exhibit 99.1

Everbridge Appoints RSA Chief Executive Officer Rohit Ghai and Blackbaud Executive Vice President David Benjamin to its Board of Directors

Long-time Directors Jaime Ellertson and Bruns Grayson to retire from the Everbridge Board at the end of 2022

BURLINGTON, Mass. – December 20, 2022 – Everbridge, Inc. (NASDAQ: EVBG), the global leader in critical event management (CEM) and national public warning solutions, today announced the appointments of Rohit Ghai and David Benjamin to its Board of Directors, effective January 1, 2023. Mr. Ghai currently serves as CEO of RSA, a global leader in cybersecurity and risk management solutions. Mr. Benjamin serves as Executive Vice President and Chief Commercial Officer for Blackbaud, a leading cloud software company powering social good.

Commenting on the appointment of Rohit Ghai, Everbridge CEO Dave Wagner said, “Rohit brings deep cyber security understanding to Everbridge, addressing one of the top areas of Board governance and risk management. Rohit’s strong product management background in delivering technology to market at scale will be extremely valuable as we focus on the next generation of Everbridge’s product development and growth.”

In addition to his role as CEO, Mr. Ghai also serves as the General Manager of the RSA Security Business Unit, which helps global organizations enhance their cyber resilience and address emerging cyber threats. He regularly advises global customers on their digital and security transformation initiatives and is often cited in media on topics including data privacy, content management, information governance, digital risk, and cybersecurity.

Commenting on the appointment of David Benjamin, Everbridge’s Wagner stated, “David’s approach to executing high-velocity, software as a service (SaaS) go-to-market will be instrumental to our focus as a business. Similar to Everbridge, Blackbaud is a mission-oriented company focused on social good. David’s international experience, especially in EMEA, and tremendous track record in accelerating public companies’ commercial offerings will be invaluable to our Board and company.”

Mr. Benjamin leads all global commercial efforts for Blackbaud. Since joining Blackbaud in 2018, David has transformed performance globally, increasing bookings, improving net revenue retention, and optimizing go-to-market effectiveness.

Long-time Directors Jaime Ellertson, currently Chairman, and Bruns Grayson will be retiring from the Everbridge Board as of the end of 2022. Vice Chairman David Henshall will become Chairman of the Everbridge Board, also effective January 1, 2023.

David Henshall added, “I want to thank Jaime and Bruns for their leadership and vision in establishing Everbridge as a category leader in Critical Event Management. On behalf of the Board, we appreciate their many years of commitment to the Everbridge mission of life safety and business resilience.”

About Everbridge

Everbridge, Inc. (NASDAQ: EVBG) is a global software company that provides enterprise software applications that automate and accelerate organizations’ operational response to critical events in order to Keep People Safe and Organizations Running™. During public safety threats such as active shooter situations, terrorist attacks or severe weather conditions, as well as critical business events including IT outages, cyber-attacks, product recalls or supply-chain interruptions, over 6,400 customers in 76 countries rely on the Company’s Critical Event Management Platform to quickly and reliably aggregate and assess threat data, locate people at risk and responders able to assist, automate the execution of pre-defined communications processes through the secure delivery to over 100 different communication modalities, and track progress on executing response plans. For more information, visit www.everbridge.com, read the company blog, and follow on Twitter and Facebook.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the anticipated opportunity and trends for growth in our critical communications and enterprise safety applications and our overall business, our market opportunity, our expectations regarding sales of our products, our goal to maintain market leadership and extend the markets in which we compete for customers, and anticipated impact on financial results. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the ability of our products and services to perform as intended and meet our customers’ expectations; our ability to successfully integrate businesses and assets that we may acquire; our ability to attract new customers and retain and increase sales to existing customers; our ability to increase sales of our Mass Notification application and/or ability to increase sales of our other applications; developments in the market for targeted and contextually relevant critical communications or the associated regulatory environment; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we have not been profitable on a consistent basis historically and may not achieve or maintain profitability in the future; the lengthy and unpredictable sales cycles for new customers; nature of our business exposes us to inherent liability risks; our ability to attract, integrate and retain qualified personnel; our ability to maintain successful relationships with our channel partners and technology partners; our ability to manage our growth effectively; our ability to respond to competitive pressures; potential liability related to privacy and security of personally identifiable information; our ability to protect our intellectual property rights, and the other risks detailed in our risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022. The forward-looking statements included in this press release represent our views as of the date of this press release. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

All Everbridge products are trademarks of Everbridge, Inc. in the USA and other countries. All other product or company names mentioned are the property of their respective owners.

Media Contact:

Jeff Young

jeff.young@everbridge.com

781-859-4116

Investor Contact:

Nandan Amladi

nandan.amladi@everbridge.com

617-665-7197